Exhibit 99.1

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

Contact: Boston Acoustics, Inc.

978-538-5000

Moses Gabbay Moses@bostona.com Debby Ricker DRicker@bostona.com

Boston Acoustics Announces Fourth Quarter Results and for the Fiscal Year

Peabody, Massachusetts, June 10, 2005 — Boston Acoustics, Inc. (NASDAQ-BOSA) today announced its financial results for the fourth quarter of the 2005 fiscal year and for the fiscal year which ended March 26, 2005.

Net sales for the quarter increased approximately 41%, to $16.3 million from $11.5 million for the same period a year ago. Net income increased 47% to approximately $.7 million from approximately $.5 million, and diluted earnings per share increased to $.17 per share compared to $.12 per share for the same period a year ago.

For the twelve months ended March 26, 2005, net sales increased approximately 12% to $59.1 million from $52.6 million in the same period a year ago. Net income increased to approximately $3.2 million compared to $1.9 million and diluted earnings per share were $.76 per share compared to $.43 per share for the twelve months ended March 27, 2004.

The Company also announced that, in compliance with the Agreement and Plan of Merger dated June 8, 2005 among the Company, D&M Holdings US,Inc. and Allegro Acquisition Corp., the Company’s regular quarterly dividend will not be paid in July.

Founded in 1979, Boston Acoustics, Inc. (NASDAQ:BOSA) designs, manufactures, and markets high performance audio systems for use in home music and home theater systems, after-market and OEM automotive systems, and custom built-in audio systems. Highly regarded for creating The Boston Sound™, the company is renowned for delivering superior, competitively priced products emphasizing performance and value. For further information, visit the company’s web site at www.bostonacoustics.com.

Boston Acoustics Announces Fourth Quarter Results – Page 2

	Three Months Ended
	March 26, 2005	March 27, 2004
Net Sales	$16,288,389	$11,542,522
Cost of Goods Sold	9,341,748	6,321,540

Gross Profit	6,946,641	5,220,982

Selling and Marketing Expenses	3,516,514	2,811,392
General and Administrative Expenses	1,151,738	962,919
Engineering and Development Expenses	1,031,122	1,060,029

Total Operating Expenses	5,699,374	4,834,340

Income from Operations	1,247,267	386,642
Interest Income, net	16,203	9,004
Other Income (Expense)	11,683	275,797

Income before provision for income taxes	1,275,153	671,443
Provision for Income Taxes	558,000	183,000

Net Income	$717,153	$488,443

Basic Earnings per Share	$.17	$.12
Diluted Earnings per Share	$.17	$.12
Weighted Average Shares Outstanding
Basic	4,178,512	4,121,047
Diluted	4,276,792	4,215,602

	Twelve Months Ended
	March 26, 2005	March 27, 2004
Net Sales	$59,058,361	$52,627,938
Cost of Goods Sold	33,844,597	31,437,264

Gross Profit	25,213,764	21,190,674

Selling and Marketing Expenses	11,661,073	10,057,112
General and Administrative Expenses	4,474,010	4,557,078
Engineering and Development Expenses	4,488,741	4,460,341

Total Operating Expenses	20,623,824	19,074,531

Income from Operations	4,589,940	2,116,143
Interest Income, net	39,999	101,655
Other Income (Expense)	250,524	483,335

Income before provision for income taxes	4,880,463	2,701,133
Provision for Income Taxes	1,644,000	844,000

Net Income	$3,236,463	$1,857,133

Basic Earnings per Share	$.78	$.44
Diluted Earnings per Share	$.76	$.43
Weighted Average Shares Outstanding
Basic	4,171,662	4,238,796
Diluted	4,235,403	4,277,397

Boston Acoustics Announces Fourth Quarter Results – Page 3

Consolidated Balance Sheets

	March 26, 2005	March 27, 2004
Assets
Current Assets
Cash and cash equivalents	$6,784,588	$7,552,054
Accounts receivable, net	11,234,090	8,202,044
Inventories	12,243,617	12,240,838
Deferred income taxes	2,099,000	2,492,000
Prepaid income taxes	858,000	480,000
Prepaid expenses and other current assets	1,028,474	956,142

Total current assets	34,247,769	31,923,078
Property and Equipment, net	10,232,741	10,874,343
Other Assets, net	1,274,825	1,160,710

Total assets	$45,755,335	$43,958,131

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$7,454,464	$7,322,535
Accrued payroll & related expenses	701,931	523,234
Dividends payable	355,174	354,182
Current maturity of line of credit	9,432	309,394
Other accrued expenses	1,552,475	1,730,873

Total current liabilities	10,073,476	10,240,218
Stockholders’ Equity	35,681,859	33,717,913

Total liabilities and stockholders’ equity	$45,755,335	$43,958,131

Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics’ operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to; those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2004. The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

Boston Acoustics intends to file a proxy statement with the Securities and Exchange Commission in connection with the merger transaction referenced above. Investors and security holders are urged to read this filing when it becomes available because it will contain important information about the merger transaction. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC by Boston Acoustics at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Boston Acoustics, 300 Jubilee Drive, Peabody, Massachusetts, 01960, Attention: Investor Relations.

Boston Acoustics Announces Fourth Quarter Results – Page 4

The directors and executive officers of Boston Acoustics and D&M Holdings may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement. Additional information regarding the directors and executive officers of Boston Acoustics is also included in Boston Acoustics’ proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 26, 2004. This proxy statement is available free of charge at the SEC’s Internet site and Investor Relations at Boston Acoustics as described above.

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